UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

GREENHILL & CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 18, 2005

Dear Stockholders:

     You are cordially invited to join us for our 2005 annual meeting of stockholders, which will be held on Wednesday, May 18, 2005, at 10:00 am EDT, at the offices of Greenhill & Co., Inc. 300 Park Avenue, New York, New York 10022. This is our first annual meeting as a public company. Holders of record of our common stock as of March 28, 2005, are entitled to notice of and to vote at the 2005 annual meeting.

     The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.

     We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

     If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting, as described under “How can I attend the meeting?” on page 3 of the proxy statement.

We look forward to seeing you at the annual meeting.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, May 18, 2005, at 10:00 a.m., Eastern Time

Place:	Greenhill & Co., Inc. 300 Park Avenue, 23rd floor New York, New York 10022

Items of Business:

1. The election of directors.

2. The ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2005.

3. Any other business that may properly be considered at the meeting or at any adjournment of the meeting.

Record Date:	You may vote at the meeting if you were a stockholder of record at the close of business on March 28, 2005.

Voting by Proxy:	Whether or not you plan to attend the annual meeting in person, please vote your shares by proxy to ensure they are represented at the meeting. You may submit your proxy vote by completing, signing and promptly returning the enclosed proxy card by mail. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Wachovia Bank, N.A., for which no postage is required if mailed in the United States.

By Order of the Board of Directors

Secretary

i

     Greenhill & Co., Inc. (which we refer to as “Greenhill” or “we” in this proxy statement) is soliciting proxies for use at the annual meeting of stockholders to be held on May 18, 2005, and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about April 18, 2005.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

   What is the purpose of the meeting?

     At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors and ratification of the selection of our independent auditors. Also, management will report on matters of current interest to our stockholders and respond to questions from our stockholders.

   Who is entitled to vote at the meeting?

     The Board has set March 28, 2005, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 28, 2005, you are entitled to vote at the meeting. As of the record date, 30,682,466 shares of common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

   What are my voting rights?

     Holders of our common stock are entitled to one vote per share. Therefore, a total of 30,682,466 votes are entitled to be cast at the meeting. There is no cumulative voting.

   How many shares must be present to hold the meeting?

     In accordance with our bylaws, holders of a majority of the outstanding shares of common stock entitled to vote at a meeting of stockholders must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

  you are present and vote in person at the meeting; or

  you have properly submitted a proxy card by mail.

   How do I submit my proxy vote?

     If you are a stockholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card.

      If you wish to vote using a proxy, please return your signed proxy card to us before the annual meeting.

     If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or nominee how to vote your shares.

   What is the difference between a stockholder of record and a “street name” holder?

     If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

     If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above under “How do I submit my proxy vote?”

   What does it mean if I receive more than one proxy card?

     If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

   Can I vote my shares in person at the meeting?

     If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and then decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.

     If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

   What vote is required for the election of directors or for a proposal to be approved?

     The approval of a plurality of the votes of the shares present at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditors.

   How are votes counted?

     You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

     If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

      If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

     The New York Stock Exchange permits a member broker who holds shares in street name for customers to vote on certain items even if the broker has not received instructions from the beneficial owner of the shares.

   How does the Board recommend that I vote?

      The Board of Directors recommends a vote:

  FOR all of the nominees for director; and

  FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2005.

   What if I do not specify how I want my shares voted?

     If you submit a signed proxy card but do not specify how you want to vote your shares, we will vote your shares:

  FOR all of the nominees for director; and

  FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2005.

   Can I change my vote after submitting my proxy?

     Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

  By sending a written notice of revocation to the Secretary of Greenhill;

  By submitting a later-dated proxy to the Secretary of Greenhill; or

  By voting in person at the meeting.

   Will my vote be kept confidential?

     Yes. We have procedures to ensure that, regardless of whether stockholders vote by mail or in person, (1) all proxies, ballots and voting tabulations that identify stockholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a stockholder; and (2) voting tabulations are performed by an independent third party.

   How can I attend the meeting?

     You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.

     Please let us know if you plan to attend the meeting when you return your proxy, by marking the attendance box on the proxy card.

   Who pays for the cost of proxy preparation and solicitation?

     Greenhill pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders.

     We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular compensation.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

     Our executive officers and directors are encouraged to own Greenhill common stock, par value $.01 per share, to further align management’s and stockholders’ interests.

     The following table shows how many shares of our common stock were beneficially owned as of March 28, 2005, by each of our directors, director nominees and executive officers named in the Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. To the best of our knowledge, based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended, except as noted below no stockholder beneficially owned more than five percent of our common stock as of March 28, 2005.

     The address for each listed stockholder (other than Morgan Stanley) is: c/o Greenhill & Co., Inc., 300 Park Avenue, 23rd Floor, New York, New York 10022. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares Beneficially Owned

Name of Beneficial Owner	Number	Percent

Directors and Named Executive Officers:
Robert F. Greenhill (1)	7,797,830	25.4%
Scott L. Bok	2,258,911	7.4%
Simon A. Borrows	2,259,245	7.4%
Robert H. Niehaus (2)	1,702,678	5.5%
John D. Liu	180,830	*
John C. Danforth	–	–
Steven F. Goldstone	–	–
Stephen L. Key	–	–
Isabel V. Sawhill	–	–
All Directors and Executive Officers as a group (11 persons)	14,320,047	46.7%
5% Stockholders:
Timothy M. George (3)	2,259,054	7.3%
James R. C. Lupton (4)	2,259,245	7.3%
Morgan Stanley (5)	1,643,400	5.4%

* Less than 1% of the outstanding shares of common stock.

(1)	Robert F. Greenhill’s beneficial ownership is calculated by attributing to him all shares of our common stock owned by two entities controlled by him. The first entity is Greenhill Family Limited Partnership, a Delaware limited partnership, which owns 6,496,270 of our shares. The second entity is Riversville Aircraft Corporation II, a Delaware corporation, which owns 1,301,560 of our shares. Mr. Greenhill expressly disclaims beneficial ownership of the 6,496,270 shares of common stock held by members of his family in Greenhill Family Limited Partnership.

(2)	Includes 4,500 shares held in three trusts of which Mr. Niehaus’ children are beneficiaries. Mr. Niehaus expressly disclaims beneficial ownership of the 4,500 shares of common stock held by the trusts.

(3)	Includes 200,000 shares held in two trusts of which Mr. George is a co-trustee.

(4)	Includes 500,000 shares owned by Mr. Lupton’s wife.

(5)	Address: 1585 Broadway, New York, NY 10036.

     Messrs. Greenhill, Bok, Borrows, Niehaus, Liu, George and Lupton are employees of Greenhill. They own approximately 61% of our common stock in the aggregate. In addition, other employees of Greenhill own approximately 20% of the common stock of Greenhill.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and beneficial owners of more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Such persons are required to furnish us with copies of these reports. Based on our knowledge and on written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors for 2004 were satisfied.

ITEM 1 — ELECTION OF DIRECTORS

     The number of directors currently serving on our Board of Directors is seven. Each director who is elected will serve a one-year term. Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors.

     The Board of Directors recommends a vote FOR the election of all of the director nominees. Proxies will be voted FOR the election of the nominees unless otherwise specified.

     The nominees for election as director and the directors whose terms of office will continue after the meeting have provided the following information about themselves.

     Robert F. Greenhill, 68, our founder, has served as our Chairman and Chief Executive Officer since the time of our founding in 1996. Mr. Greenhill has been a member of our Management Committee since its formation in January 2004. In addition, Mr. Greenhill has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Mr. Greenhill is also a member of the Investment Committee of Greenhill Capital Partners. Prior to founding and becoming Chairman of Greenhill, Mr. Greenhill was chairman and chief executive officer of Smith Barney Inc. and a member of the board of directors of the predecessor to the present Travelers Corporation (the parent of Smith Barney) from June 1993 to January 1996. From January 1991 to June 1993, Mr. Greenhill was president of, and from January 1989 to January 1991, Mr. Greenhill was a vice chairman of, Morgan Stanley Group, Inc. Mr. Greenhill joined Morgan Stanley in 1962 and became a partner in 1970. In 1972, Mr. Greenhill directed Morgan Stanley's newly-formed mergers and acquisitions department. In 1980, Mr. Greenhill was named director of Morgan Stanley's investment banking division, with responsibility for domestic and international corporate finance, mergers and acquisitions, merchant banking, capital markets services and real estate. Also in 1980, Mr. Greenhill became a member of Morgan Stanley's management committee.

     Scott L. Bok, 45, has served as our U.S. President since January 2004 and as a member of our Management Committee since its formation in January 2004. In addition, Mr. Bok has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. From 2001 until the formation of our Management Committee, Mr. Bok participated on the two-person administrative committee responsible for managing Greenhill's operations. Mr. Bok has also served as a Senior Member of Greenhill Capital Partners since its formation and is a member of its Investment Committee. Mr. Bok joined Greenhill as a Managing Director in February 1997. Before joining Greenhill, Mr. Bok was a managing director in the mergers, acquisitions and restructuring department of Morgan Stanley & Co., where he worked from 1986 to 1997, based in New York and London. From 1984 to 1986, Mr. Bok practiced mergers and acquisitions and securities law in New York with Wachtell, Lipton, Rosen & Katz. Mr. Bok is a member of the board of directors of various private companies.

     Simon A. Borrows, 46, has served as our Non-U.S. President since January 2004 and as a member of our Management Committee since its formation in January 2004. In addition, Mr. Borrows has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. From 2001 until the formation of our Management Committee, Mr. Borrows participated on the two-person administrative committee responsible for managing Greenhill's operations. Mr. Borrows is also a member of the Investment Committee of Greenhill Capital Partners. Mr. Borrows joined Greenhill as a Managing Director in June 1998. Prior to joining Greenhill, Mr. Borrows was the managing director of Baring Brothers International Limited (the corporate finance division of ING Barings), a position Mr. Borrows had held since 1995. Mr. Borrows was a director of Baring Brothers from 1989 to 1998. Prior to joining Baring Brothers in 1988, Mr. Borrows worked in the corporate finance department of Morgan Grenfell.

     John C. Danforth, 68, has served on our Board of Directors since February of 2005. He served as the United States Representative to the United Nations between July of 2004 and January of 2005 and, except during his service at the United Nations, has been a Partner in the law firm of Bryan Cave LLP since 1995. He served in the United States Senate from 1976 to 1995. Senator Danforth is a Director of Cerner Corporation. He is ordained to the clergy of the Episcopal Church.

     Steven F. Goldstone, 59, has served on our Board of Directors since July of 2004. He currently manages Silver Spring Group, a private investment firm. From 1995 until his retirement in 2000, Mr. Goldstone was chairman and chief executive officer of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR Nabisco, Inc.). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at Davis Polk & Wardwell, a law firm in New York City. He is also a director of American Standards Companies, ConAgra Foods, Inc., Retail DNA, Inc. and New Castle Hotels, chairman of Ridgefield Senior Center Foundation, chairman of the Roundabout Theatre Company (New York City) and a member of the College Board of Overseers at the University of Pennsylvania.

     Stephen L. Key, 61, has served on our Board of Directors since May 2004. Since 2003, Mr. Key has been the sole proprietor of Key Consulting, LLC. Since 2001, he has served as the Vice Chairman and Chief Financial Officer of J.D. Watkins Enterprises, Inc. and as a member of its Board of Directors. From 2001 to March 2004, Mr. Key was a member of the Board of Directors of Aurora Foods, Inc., during which time he served as the chairman of the Board's Audit and Compliance Committee and served on the Board's Independent Committee. From 1995 to 2001, Mr. Key was the Executive Vice President and Chief Financial Officer of Textron Inc., and from 1992 to 1995, Mr. Key was the Executive Vice President and Chief Financial Officer of ConAgra, Inc. From 1968 to 1992, Mr. Key worked at Ernst & Young, serving in various capacities, including as the Managing Partner of Ernst & Young's New York Office from 1988 to 1992. Mr. Key is a Certified Public Accountant in the State of New York.

     Isabel V. Sawhill, 67, has served on our Board of Directors since July of 2004. Since 2003, Dr. Sawhill has been Vice President and Director of Economic Studies at the Brookings Institution and prior to that had been a senior fellow at Brookings since 1997. From 1995 until 1997 she was a Senior Fellow at the Urban Institute. From 1993 until 1995, she served as the Associate Director at the Office of Management and Budget. Ms. Sawhill is a member of the Board of Directors of a number of non-profit organizations.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

     The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, all of which are available on our Web site at www.greenhill-co.com. Other corporate governance documents also are available on our Web site, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics.

Director Independence

     Under applicable New York Stock Exchange listing standards, a majority of the Board of Directors must be independent, and no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Greenhill. In connection with this independence determination, the Board considered transactions and relationships between each director or any member of his or her immediate family and Greenhill and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of Greenhill’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

     As a result of this review the Board affirmatively determined that each of our non-employee directors (Steven F. Goldstone, John C. Danforth, Stephen L. Key and Isabel V. Sawhill) is “independent” as that term is defined in the applicable New York Stock Exchange listing standards. Messrs. Greenhill, Bok and Borrows cannot be considered independent directors because of their employment as executive officers of Greenhill.

Meetings of the Independent Directors

     In addition to the committees of the Board of Directors described above, our non-employee directors meet regularly in executive sessions in which our employee directors (Messrs. Greenhill, Bok and Borrows) and other members of management do not participate. The independent directors take turns serving as the presiding director of these executive sessions.

Committees of the Board

   Audit Committee

Members:
Stephen L. Key (Chairman)
Isabel V. Sawhill
John C. Danforth

     The Audit Committee is a separate committee established in accordance with Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable New York Stock Exchange listing standards and regulations of the Securities and Exchange Commission and that all members are financially literate as required by the applicable New York Stock Exchange listing standards. The Board of Directors also has determined that all members of the Audit Committee have the accounting or related financial expertise required by the applicable New York Stock Exchange listing standards and that Mr. Key is an “audit committee financial expert” as defined by applicable regulations of the Securities and Exchange Commission. While we do not have a policy that limits the number of public company audit committees on which the members of our Audit Committee may serve, none of the members of our Audit Committee currently serves on more than three such audit committees.

     The Audit Committee’s purpose is to oversee the independent auditor’s qualifications, independence and performance, the integrity of our financial statements, the performance of our internal audit function and independent auditors and compliance with legal and regulatory requirements. The Audit Committee has sole authority to retain and terminate the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. The Audit Committee reviews and discusses with management and the independent auditors the annual audited and quarterly financial statements, reviews the integrity of the financial reporting processes, both internal and external, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has adopted and operates under a written charter, which is available on our Web site at www.greenhill-co.com and is included as Appendix A to this proxy statement. The Audit Committee met five times during 2004. In addition, the SEC Subcommittee of the Audit Committee, which is responsible for reviewing periodic reports of Greenhill filed with the SEC, met two times during 2004.

   Compensation Committee

Members:
Steven F. Goldstone (Chairman)
Stephen L. Key
Isabel V. Sawhill

     The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Compensation Committee oversees our compensation and benefits policies generally, evaluates senior executive performance, oversees and sets compensation for our senior executives and reviews management’s succession plan. The Committee evaluates our compensation philosophy, goals and objectives generally, and it approves corporate goals related to the compensation of our senior executives (including the chief executive officer), approves compensation and compensatory arrangements applicable to our other executive officers based on our compensation goals and objectives. In addition, the Committee is responsible for reviewing and recommending the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of our equity incentive plan. The Compensation Committee has adopted and operates under a written charter, which is available on our Web site at www.greenhill-co.com. The Compensation Committee met once during 2004.

   Nominating and Governance Committee

Members:
Isabel V. Sawhill (Chairman)
Steven F. Goldstone
Stephen L. Key

     The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board sound corporate governance principles and practices for Greenhill. In particular, the Committee assesses the independence of all Board members, identifies and evaluates candidates for nomination as directors, recommends the slate of director nominees for election at the annual meeting of stockholders and to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board’s committee structure, reviews and assesses the adequacy of our Corporate Governance Guidelines, evaluates the annual evaluation process for the Board and Board committees. The responsibilities of the Nominating and Governance Committee are set forth in the Nominating and Governance Committee Charter, which is available on our Web site at www.greenhill-co.com. The Nominating and Governance Committee did not meet during 2004.

Meeting Attendance

     Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the Board and of the committees on which they serve. We do not have a policy requiring directors to attend our annual meeting of stockholders. Because we were not a public company until May 11, 2004, and prior to that time operated as a limited liability company, the current Board and its committees were not formed until the reorganization which preceded our initial public offering. The Board of Directors met twice in 2004. We also did not hold an annual meeting of stockholders in 2004.

Procedures for Contacting the Board of Directors

     The Board has established a process for stockholders and other interested parties to send written communications to the Board or to individual directors. Such communications may be made anonymously. Such communications should be sent by U.S. mail to the Board of Directors, c/o Greenhill, 300 Park Avenue, New York, New York, 10022. The communications will be collected by the Secretary and delivered, in the form received and if so addressed, to a specified director, the independent directors or the Audit Committee or its Chairman.

Procedures for Selecting and Nominating Director Candidates

     In evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. In addition, the candidates must be committed to representing the long-term interests of our stockholders. In addition to these minimum qualifications, the Committee also considers other factors it deems appropriate based on the current needs of the Board, including specific business and financial expertise currently desired on the Board, experience as a director of a public company and diversity. The Committee will also reassess the qualifications of a director, including the director’s past contributions to the Board and the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection to another term.

     We have not adopted any procedures by which stockholders may recommend nominees to the Board. In light of the fact that more than 80% of our outstanding common stock is owned by our employees, we do not consider such a procedure necessary at this time, but the Nominating and Governance Committee may reconsider the need for such a procedure should our stock ownership profile change materially in the future.

Compensation Program for Non-Employee Directors

     Directors who are not Greenhill employees receive an annual retainer of $70,000 for service on our Board of Directors payable at their option either 100% in cash or 50% in cash and 50% in restricted stock. No separate meeting fees are paid. The chairman of the Audit Committee receives an additional annual cash retainer of $10,000.

     In addition to the annual retainer, each non-employee director receives an award of restricted stock units with a fair market value of $50,000 upon his or her initial appointment or election to the Board.

     Our non-employee directors also will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and Board committees. We may also arrange transportation for our directors to and from Board meetings. Employees of Greenhill who also serve as directors receive compensation for their services as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans.

Code of Business Conduct and Ethics

     We have adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this Code of Business Conduct and Ethics is available on our Web site at www.greenhill-co.com.

     We intend to post on our Web site any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions within five business days following the date of such amendment or waiver.

Report of the Compensation Committee

     The Compensation Committee of the Board of Directors, which consists entirely of independent outside directors, has overall responsibility for evaluating and approving the executive officer base salary, incentive compensation, benefit, severance, equity-based and other compensation plans, policies and programs of the company.

      Compensation Philosophy

     Given the critical importance of human capital to our business, our executive compensation program is designed to attract, motivate and retain the executive leadership necessary for Greenhill to achieve long-term success and increase stockholder value. A substantial portion of each executive’s total compensation is intended to be variable and delivered on a pay-for-performance basis. The program will provide compensation opportunities, contingent upon performance, that are competitive with practices of other similar financial services organizations. We are committed to utilizing the executive compensation program to cement our ownership culture and to broaden employee ownership over time. We strongly believe that executive and employee ownership directly aligns the interests of employees and stockholders and promotes long-term stockholder value creation. The key components of the compensation program for executive officers are base salary, annual incentive compensation and long-term incentives, and for those of our executive officers who are active in Greenhill Capital Partners, profit overrides earned by Greenhill Capital Partners, each of which is described below. In the aggregate, our compensation and benefits are intended to be at or below 50% of our revenues, a level that is consistent with other comparable firms. In allocating compensation to our executive officers and other senior professionals, the primary emphasis is on evaluating the relative contribution to the company that each executive officer and other senior professional has made and on allocating compensation fairly to reflect those contributions.

      Base Salary

     Consistent with industry practice, the base salaries for our executive officers generally account for a relatively small portion of their overall compensation. Executive officer base salaries and subsequent adjustments, if any, are expected to be determined by the Compensation Committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. In addition, the Compensation Committee will consider salary adjustments for the organization’s broader employee population.

      Incentive Compensation

     Incentive compensation is a key component of Greenhill’s executive compensation strategy. For 2004, bonus payouts were generally based on the company’s operating performance, the individual’s contributions to revenue and to the company’s development as well as efforts in completing the successful initial public offering of Greenhill. Consistent with our philosophy regarding executive ownership, the executive officer bonuses for fiscal year 2004 were paid in cash and restricted stock units, with the equity component generally representing 33% of the total incentive payout. The restricted stock units will vest 100% in January 2010, consistent with our desire to maximize long-term retention of senior professionals.

     Incentive awards for the CEO and other executive officers for 2005 will be based on performance goals established by the Compensation Committee using one or more performance criteria contained in the Equity Incentive Plan. It is expected that a portion of the annual bonus will continue to be paid in restricted stock units.

     Greenhill believes the use of significant equity-based awards as part of the compensation program will support the achievement of the company’s long-term objectives and stockholder value creation, further align executive and stockholder interests and promote executive ownership.

      Executive Stock Ownership

     All of our executive officers own considerable interests in Greenhill. See “Security Ownership of Directors, Executive Officers and Certain Beneficial Owners.” Pursuant to agreements that were entered into at the time of our public offering, our executive officers have agreed not to transfer the shares those executive officers owned at the time of the public offering for a period of five years following the initial public offering other than in certain limited circumstances. In addition, new grants of restricted stock units made to such officers as compensation are subject to restrictions on vesting. As a result, we believe our executive officers have a demonstrable and significant interest in increasing the stockholders’ value over the long term.

      Profit Overrides

     In addition to base salary and incentive compensation described above, those executive officers who also serve as members of the Investment Committee of Greenhill Capital Partners (which we also refer to as “GCP”), which manages our private equity funds, and other employees who have played significant roles in the investments made by Greenhill Capital Partners may receive as additional compensation in any fiscal year (i) cash generated during the course of that fiscal year from profit overrides earned by Greenhill Capital Partners and allocated to such executive officers in previous fiscal years and (ii) portions of profit overrides on investments made by Greenhill Capital Partners in that fiscal year, in each case subject to achievement of a minimum investment hurdle for Greenhill Capital Partners’ outside investors.

      CEO Compensation for Fiscal Year 2004

     In 2004 Mr. Greenhill was paid a salary of $3,961,351, which was not determined by the current compensation committee. However, we believe Mr. Greenhill’s salary was competitive based on reliable market data and our philosophy of establishing conservative salaries but providing significant performance-based pay opportunities. Mr. Greenhill received an annual bonus of $4,469,676 for 2004. The annual bonus payment was based on Greenhill’s financial and operational performance, Mr. Greenhill’s revenue and other contributions to the our development as well as his role as founder and his leadership in preparing the company for its successful initial public offering in May 2004. In a year that was a transition for us, the company delivered significant growth in net revenues, net income and earnings per share in comparison to 2003. Consistent with the philosophy for other executive officers, 33% of Mr. Greenhill’s annual bonus was paid in restricted stock units, which will fully vest in January 2010.

      Policy on Qualifying Compensation for Deductibility

     Section 162(m) of the Internal Revenue Code limits deductions for non-performance-based annual compensation in excess of $1.0 million paid to certain executive officers. Our policy is to maximize the tax deductibility of compensation payments to our executive officers. We may, however, authorize payments to executive officers that may not be fully deductible if we believe such payments are in our stockholders’ interests.

Compensation Committee of the Board of Directors of Greenhill
Steven F. Goldstone, Chairman
Stephen L. Key
Isabel V. Sawhill

Summary Compensation Table

	Annual Compensation					Long Term Compensation

	Year	Salary	Bonus	Participation in Earnings of Greenhill Holdings LLC Pre-IPO(1)	All Other Compensation (2)	RSUs	All Other Compensation

Robert F. Greenhill (3)
Chairman and Chief Executive Officer	2004	$3,961,351	$2,976,925	–	$212,521 (4)	$1,492,751	$8,574 (5)
	2003	$5,000,000	–	$13,913,561	$267,562 (6)	–	–
Scott L. Bok
U.S. Co-President	2004	$383,333	$2,209,466	$1,431,207	–	$1,109,020	$8,574 (7)
	2003	–	–	$6,636,833	–	–	–
Simon A. Borrows
Non-U.S. Co-President	2004	$395,654	$2,400,143	$1,927,546	–	$1,457,713	$18,944 (8)
	2003	–	–	$9,168,183	–	–	–
Robert H. Niehaus
Chairman, Greenhill Capital Partners	2004	$383,333	$1,239,400	$1,073,406	–	$623,487	$7,547 (9)
	2003	–	–	$3,145,713	–	–	–
John D. Liu
Chief Financial Officer	2004	$383,333	$ 511,402	$536,703	–	$259,988	$8,574 (10)
	2003	$120,000	$922,356	–	–	–	$8,644 (11)

(1)	We completed our initial public offering in May of 2004. Prior to that time, we operated as a limited liability company (or, in the U.K., as a limited liability partnership) and our managing directors, in lieu of a salary and bonus, received their compensation in the form of participation in the earnings of the respective entities in which they were members or partners.

(2)	In addition to the cash compensation received from the company set forth under “Annual Compensation” in this table, the named executive officers are entitled to receive a portion of the profit overrides on investments made by Greenhill Capital Partners that are allocable to outside investors. With respect to such investments made in 2004, the named executive officers received rights to the following percentages of profits, if any, generated on such investments, subject to a achievement of a minimum investment return hurdle for outside investors: Robert F. Greenhill, 0.68%; Scott L. Bok, 1.90%; Simon A. Borrows, none; Robert H. Niehaus, 4.67%, and John D. Liu, none. As of December 31, 2004, no cash had been distributed in respect of profit overrides on investments made by Greenhill Capital Partners.

(3)	In addition, preferential returns totaling $1,370,530 (in 2003) and $502,528 (in 2004) were earned on preferred capital contributed to Greenhill & Co. Holdings, LLC by Riversville Aircraft Corporation II and Greenhill Family Limited Partnership, both of which are controlled by Mr. Greenhill.

(4)	Consists of $63,237 associated with Mr. Greenhill’s personal use of the company’s aircraft and the expenses associated with such use (“Aircraft Expenses”); and $149,284 in costs and expenses associated with the car and driver the company provides for Mr. Greenhill (“Auto Expenses”).

(5)	Consists of a $7,574 profit sharing contribution and a $1,000 matching contribution by the company to Mr. Greenhill’s 401(k) Profit Sharing Plan.

(6)	Consists of $118,831 in Aircraft Expenses and $148,731 in Auto Expenses.

(7)	Consists of a $7,574 profit sharing contribution and a $1,000 matching contribution by the company to Mr. Bok’s 401(k) Profit Sharing Plan.

(8)	Contribution to Mr. Borrows’ defined contribution pension scheme in the United Kingdom.

(9)	Profit sharing contributions to Mr. Niehaus’ 401(k) Profit Sharing Plan.

(10)	Consists of a profit-sharing contribution of $7,574 and a matching contribution of $1,000 from the company to Mr. Liu’s 401(k) Profit Sharing Plan.

(11)	Consists of a profit sharing contribution of $7,644 and a matching contribution of $1,000 to Mr. Liu’s 401(k) Profit Sharing Plan.

STOCK PERFORMANCE GRAPH

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG GREENHILL & CO., INC.,
S&P SMALLCAP 400 INDEX AND S&P GROUP INDEX

ASSUMES $100 INVESTED ON MAY 6, 2004
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2004

EMPLOYMENT, NON-COMPETITION AND PLEDGE AGREEMENTS

     We entered into employment, non-competition and pledge agreements with those or our managing directors who were members of Greenhill & Co. Holdings, LLC prior to our initial public offering and non-competition and pledge agreements with those of our U.K.-based managing directors who were partners of Greenhill & Co. International LLP prior to our IPO, which include our named executive officers. Accordingly, the references in this section to “managing director” only include those managing directors; we also refer to those managing directors in this section as the “covered managing directors”. The following are descriptions of the material terms of (1) each such employment, non-competition and pledge agreement and (2) each such non-competition and pledge agreement (other than the base salary, benefits, confidentiality, termination of employment and transfer of client relationships provisions described below which are not included in the non-competition and pledge agreements), including any amounts or time periods that are specific to our named executive officers. With the exception of the few differences noted in the description below, the terms of each employment, non-competition and pledge agreement and non-competition and pledge agreement are in relevant part identical.

     Each employment, non-competition and pledge agreement and each non-competition and pledge agreement (other than the base salary, benefits, termination of employment and transfer of client relationships provisions, which are not included in the non-competition and pledge agreements) provide as follows:

     Base Salary. Each covered managing director who devotes 100% of his time to Greenhill will be paid an annual base salary of $600,000. The amount of each covered managing director's annual salary is subject to annual review by the Compensation Committee. In addition, a covered managing director may be awarded an annual bonus in an amount determined in the sole discretion of the Compensation Committee.

     Benefits. Each covered managing director will be entitled to participate in all of our employee retirement and welfare benefit plans, including, without limitation, our group health, dental and life insurance plans, 401(k) savings plan, profit sharing plan and equity incentive plan.

     Confidentiality. Each covered managing director is required to protect and use “confidential information” in accordance with the restrictions placed by us on its use and disclosure.

     Non-competition. During the period ending 12 months after the date a covered managing director ceases to provide services to us, or in the case of all initial members of the Management Committee (each of whom will be a member of our Management Committee at the time of the consummation of this public offering), during the period ending 24 months after the date such managing director ceases to provide services to us, that covered managing director may not:

  form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

  engage in any business activity in which we operate.

     “Competitive enterprise” means any business (or business unit) that engages in any activity in which we or any of our subsidiaries engage at the time such covered managing director ceases to provide services to us, including investment banking financial advisory services and merchant-banking and related services. These restrictions on competition will expire in 2009. As a result, any covered managing director who continues to provide services to us then will no longer be subject to the non-competition restrictions. However, any covered managing director whose service with us has terminated prior to May 11, 2009 will remain subject to the non-competition restrictions until the expiration of that covered managing director's 12-month or 24-month restriction period following his or her termination of service with us, unless the covered managing director's service with us has been terminated without cause in connection with a Change in Control and the covered managing director will then no longer be subject to the non-competition restrictions. “Change in Control” is defined in our equity incentive plan.

     Non-solicitation. During the period ending 12 months after the date a covered managing director ceases to provide services to us, that managing director may not, directly or indirectly, in any manner solicit any of our employees (at an associate or above level) to apply for, or accept employment with, any competitive enterprise.

     Liquidated Damages. In the case of any breach of the non-competition or non-solicitation provisions, the breaching managing director will be liable for liquidated damages. The amount of liquidated damages for each named executive officer is as follows:

  Robert F. Greenhill: $56.6 million

  Scott L. Bok: $18.8 million

  Simon A. Borrows: $18.8 million

  Robert H. Niehaus: $14.2 million

  John D. Liu: $2.0 million

     For each of the other covered managing directors, the amount of liquidated damages is between $2.0 million and $18.8 million.

     Pledge in Connection with Liquidated Damages. The liquidated damages provision in each covered managing director's employment, non-competition and pledge agreement or non-competition and pledge agreement, as applicable, will be secured by a pledge of our common stock owned by that managing director (including through indirect ownership and ownership through affiliated entities), subject to a minimum pledge of our common stock with an initial value equal to the lesser of (1) the greater of $2,000,000 and that managing director's percentage ownership in Greenhill & Co. Holdings, LLC prior to its conversion to corporate form multiplied by $200,000,000 and (2) the value of 50% of our common stock owned by that managing director (including through indirect ownership and ownership through affiliated entities) at the time of the consummation of the IPO. Each pledge of our common stock will terminate on the earliest to occur of:

  the death of the relevant managing director;

  the expiration of the 12-month period or 24-month period, as applicable, following the termination of the service of the relevant managing director or, if the relevant managing director's service with us was terminated without cause in connection with a Change in Control (as defined in the equity incentive plan described below), on the date of the managing director's termination of service; or

  May 11, 2009 (unless service has been terminated earlier).

     These liquidated damages are in addition to the forfeiture of any future equity-based awards that may occur as a result of the breach of any non-competition or non-solicitation provisions contained in those awards.

     Transfer of Client Relationships. Each covered managing director is required, upon cessation of his or her services, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he or she worked.

     Termination of Employment. Each employment, non-competition and pledge agreement may generally be terminated by either that covered managing director or us on 90 days' prior written notice, subject to the continuing survival of the non-competition, non-solicitation, liquidated damages, transfer of client relationships and confidentiality provisions described above, to the extent applicable.

     Nonexclusivity. The liquidated damages and pledge arrangements discussed above are not exclusive of any injunctive relief to which we may be entitled for a breach of the non-competition provisions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of the company serves on the Compensation Committee. The Compensation Committee members have no interlocking relationships as defined by the Securities and Exchange Commission.

Related Transactions Involving Our Directors and Executive Officers

      Incorporation Transactions

     Prior to our initial public offering (which we refer to as the IPO), we conducted our business through a limited liability company, Greenhill & Co. Holdings, LLC and its affiliates. Most of our managing directors were members in Greenhill & Co. Holdings, LLC or partners in its controlled affiliated U.K. partnership, Greenhill & Co. International LLP. Mr. Greenhill held his membership interests in Greenhill Holdings, LLC indirectly through Riversville Aircraft Corporation II and Greenhill Family Limited Partnership. In connection with the consummation of the IPO, we completed a number of transactions in order to have Greenhill & Co., Inc. succeed to the business of Greenhill & Co. Holdings, LLC and its affiliates and to have its members become stockholders of Greenhill & Co., Inc.

     Pursuant to our reorganization agreements, the principal reorganization and incorporation transactions are summarized below:

  Prior to the consummation of the IPO, our managing directors who were the partners in Greenhill & Co. International LLP exchanged their partnership interests, through a series of consecutive exchanges, for equity interests in Greenhill & Co., Inc. and Greenhill & Co. International LLP became a wholly-owned affiliate of Greenhill & Co., Inc.;

  Immediately prior to the consummation of the IPO, Greenhill & Co. Holdings, LLC merged into Greenhill & Co., Inc., a newly formed Delaware corporation, and the members of Greenhill & Co. Holdings, LLC, collectively received 25,000,000 shares of common stock of Greenhill & Co., Inc. As a result of the merger, Greenhill & Co., Inc. succeeded to all of the assets and liabilities held by Greenhill & Co. Holdings, LLC at the time of the merger.

     The transactions described above were effected pursuant to a series of reorganization agreements among the relevant Greenhill entities and their members. In addition, each member who received shares of Greenhill, as a result of the reorganization agreed to release Greenhill and its past, present and future affiliates from any and all claims such member may have had against Greenhill relating to events occurring prior to the closing. Greenhill, in turn, agreed to indemnify the former members of its predecessor with respect to any action which may be brought against any member by reason of the fact that the member was a member, managing member, executive committee member or officer of Greenhill & Co. Holdings, LLC or any of its subsidiaries prior to the closing of the merger or, at the request of Greenhill & Co. Holdings, LLC or any of its subsidiaries, is or was serving as a partner, director, officer or trustee of another entity, other than with respect to any acts committed in bad faith or that were the result of active and deliberate dishonesty or from which the member gained financial profit or another advantage to which the member was not legally entitled.

      Director and Officer Indemnification

     We have entered into agreements that provide indemnification to our directors, officers and all other persons requested or authorized by our board of directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person's service in such capacity, subject to the limitations imposed by Delaware law. These agreements are in addition to our indemnification obligations under our amended and restated certificate of incorporation.

      Tax Indemnification Agreement and Related Matters

     An entity that has historically operated in corporate form generally is liable for any adjustments to the corporation's taxes for periods prior to its initial public offering. In contrast, the members of our predecessor Greenhill & Co. Holdings, LLC, rather than Greenhill, generally will be liable for adjustments to taxes (including U.S. federal and state income taxes) attributable to the operations of Greenhill & Co. Holdings, LLC and its affiliates prior to the IPO. In connection with the IPO, we entered into a tax indemnification agreement to indemnify each member (and beneficial owner thereof) of Greenhill & Co. Holdings, LLC and each partner of Greenhill & Co. International LLP against certain increases in each tax indemnitee's taxes that relate to activities of Greenhill & Co. Holdings, LLC and its affiliates in respect of periods prior to the IPO. We will be required to make additional payments to offset any taxes payable by a tax indemnitee in respect of payments made pursuant to the tax indemnification agreement only to the extent the payments made to that tax indemnitee exceed a fixed amount. Any such payment of additional taxes by Greenhill, Inc. will be offset by any tax benefit received by the additional tax indemnitee.

     The tax indemnification agreement includes provisions that permit Greenhill, Inc. to control any tax proceeding or contest which might result in being required to make a payment under the tax indemnification agreement.

      Transfer Rights Agreements

     Persons and Shares Covered. At the time of our IPO, we entered into a transfer rights agreements with each of our covered managing directors, including our named executive officers. The shares covered by each covered managing director's transfer rights agreement include all shares of our common stock owned by that covered managing director as of the closing of the IPO (including through indirect ownership and ownership through affiliated entities) and shares received by that managing director (directly or indirectly) in exchange for or in respect of his or her shares of our common stock by reason of stock dividends, stock splits, reverse stock splits, spin-offs, split-ups, recapitalizations, combinations or exchanges of shares, but does not include any restricted stock units awarded to that managing director under our equity incentive plan. The shares of our common stock covered by each transfer rights agreement are referred to as covered shares.

     When a covered managing director ceases to be our employee for any reason other than death, the managing director will continue to be bound by all the provisions of the transfer rights agreement until the covered managing director holds (directly or indirectly) all covered shares free from the transfer restrictions described below and thereafter he or she will no longer be bound, in general, by the provisions other than the continuing provisions of the transfer rights agreement.

     Each transfer rights agreement will remain in effect in the event the covered shares are converted into a different security as a result of a business combination or other similar transaction.

     Transfer Restrictions. Each covered managing director will agree, among other things, except as described below, not transfer, and to maintain sole beneficial ownership of, his or her covered shares until May 11, 2009. Transfers include, among other things, any disposition of the economic risks of ownership of covered shares, including short sales, option transactions and use of derivative financial instruments or other hedging arrangements with respect to our securities.

     Sales Through Underwritten Public Offerings. Our underwritten public offering committee, as described below, may approve one or more underwritten public offerings to sell covered shares, subject to the restrictions described below. Each covered managing director who:

  continues to work for us or has suffered a termination of employment resulting from a disability or the heir or estate of any managing director who has died or retired from us at age 65 or greater with not less than two years of service with us following May 11, 2004,

will be entitled to participate in such an underwritten public offering on a pro rata basis with the covered shares of all other managing directors so participating, or on a lesser basis at his or her request, subject to Robert F. Greenhill's right to sell (through his affiliated entities) covered shares first in an amount up to $17.6 million should he elect to do so. This amount corresponds to the capital contributed to Greenhill by Mr. Greenhill and entities controlled by him in connection with the firm's founding and is the only capital contribution that has been made to Greenhill. We may (but are not obligated to) give priority to managing directors who have increased tax liabilities of the types we have agreed to indemnify (see “Certain Relationships and Related Transactions--Tax Indemnification Agreement and Related Matters”). Our underwritten offering committee currently consists of Robert F. Greenhill (who chairs the committee), Scott L. Bok and Simon A. Borrows. Approval of an underwritten offering by the committee will require approval of either the chair of the committee or the joint approval of the other two members of the committee. Approval of an underwritten public offering by the committee is subject to the further limitations contained in each transfer rights agreement, including:

  prior to May 11, 2005, we will effect no more than two underwritten public offerings of our common stock at the request of our covered managing directors for an aggregate number of shares not to exceed 15% of the covered shares; and

  we have the right to refuse to effect an underwritten public offering at the request of our covered managing directors if the number of shares included in the request is less than 5% of the number of shares of common stock outstanding at the time the request is made.

Covered shares will also be subject to any underwriters' lock-up then in effect.

     In addition, subject to the approval of the underwritten offering committee, our covered managing directors will have the right to participate in underwritten offerings effected by the Company for other purposes, subject to the limitations described above and certain other limitations.

     Furthermore, the Compensation Committee may approve requests by a covered managing director to transfer covered shares to family members, family trusts or charitable organizations, which transferees will be subject to the same transfer restrictions under the transfer rights agreement.

     Sales in Compliance With Rule 144 Under the Securities Act of 1933. Consistent with the transfer restrictions described above, and other than in compliance with the exceptions described above, managing directors generally will not be permitted to transfer covered shares prior to May 11, 2009 through sales effected in compliance with Rule 144 under the Securities Act of 1933 or otherwise. However, each of Robert F. Greenhill, Lord James Blyth and Harvey R. Miller, will be permitted to sell (or cause to be sold through affiliated entities) covered shares in compliance with Rule 144 under the Securities Act of 1933 beginning May 11, 2006. Furthermore, upon a termination of a managing director's employment due to his or her death or disability, such managing director or his or her heirs or estate will be permitted to sell covered shares in compliance with Rule 144 under the Securities Act of 1933, regardless of when such termination of employment occurred.

     Compliance With Securities Laws. In addition to the restrictions set forth above, covered managing directors will need to comply with applicable securities laws in connection with any transfer of our common stock and may need to deliver an opinion of counsel in connection with any transfer.

     All transfer restrictions applicable to a covered managing director under the transfer rights agreement terminate upon death of such managing director.

     Dividends. To the extent dividends are paid on covered shares while the covered managing director remains subject to the transfer restrictions of the transfer rights agreement, the covered managing director will be entitled to such dividends.

     Voting. Each covered managing director will be entitled to full voting rights with respect to his or her covered shares.

     Term and Amendment. Each transfer rights agreement will be in effect until May 11, 2014 unless earlier terminated by us. Each transfer rights agreement may generally be amended or waived at any time by the mutual consent of the covered managing director and us.

Relationship with Greenhill Capital Partners’ Funds

     Greenhill has an indirect interest in two different merchant banking funds, which we refer to as Greenhill Capital Partners I (or Fund I) and Greenhill Capital Partners II (or Fund II), each of which consists of four related fund vehicles which invest in parallel on a pro rata basis. Fund I is advised by two general partners, which we refer to as the Original General Partner and the Managing General Partner. The Original General Partner makes investment decisions and is entitled to receive from Fund I an override of 20% of the profits earned by Fund I over a specified threshold, in each case solely with respect to investments made by Fund I prior to 2004. The Managing General Partner controls all other matters relating to Fund I and is entitled to receive from Fund I an override of 20% of the profits earned by the funds over a specified threshold with respect to all other investments of Fund I.

     The Original General Partner is controlled by Robert F. Greenhill, Scott L. Bok, Robert H. Niehaus and V. Frank Pottow in their individual capacities. Greenhill has an indirect minority, non-controlling interest in the Original General Partner and is entitled to 5% of the profit overrides earned by the Original General Partner in Fund I. The remainder of the profit overrides have been allocated to managing directors and officers of Greenhill.

     The Managing General Partner is controlled by Greenhill. Greenhill recognizes as revenue100% of the profit override earned by the Managing General Partners on investments made by Fund I in 2004 and thereafter. Approximately one-half of such profit override is allocated as compensation, at the discretion of Greenhill, to Greenhill managing directors and officers involved in the management of Fund I. The commitment period of Fund I terminated on March 31, 2005.

     On March 31, 2005, Greenhill completed the initial closing of Fund II. Total committed capital for Fund II as of this initial closing was $558 million. Greenhill’s wholly-owned subsidiary Greenhill Capital Partners, LLC has committed $85 million of the capital raised for Fund II. In addition, Greenhill’s managing directors (including all of its executive officers), senior advisors and other professionals have personally committed a further $135 million of capital to Fund II.

     In connection with the initial closing of Fund II, certain subsidiaries of Greenhill and those employees who made capital commitments to Fund II (including all of the executive officers) entered into a series of agreements with Fund II (the “Partnership Agreements”). The principal terms of such Partnership Agreements are as follows.

Fund II is advised by a managing general partner which makes investment decisions and is entitled to receive from Fund II an override of 20% of the profits earned by Fund II over a specified threshold on $338 million (the amount committed by outside investors) of the capital committed to Fund II and an override of 10% of the profits earned by Fund II over a specified threshold on $132 million (the amount committed by Greenhill’s managing directors, senior advisors and certain other employees) of the capital committed to Fund II.

     The managing general partner is controlled by Greenhill. Greenhill recognizes as revenue 100% of the profit override earned by the managing general partner of Fund II on investments made by Fund II. Approximately one-half of such profit override is allocated, at Greenhill’s discretion, as compensation to managing directors and other employees of Greenhill involved in the management of Fund II. All limited partners in Fund II (including those who are managing directors or other employees of Greenhill) have agreed to pay during the commitment period an annual management fee to the managing general partner of Fund II equal to 1.5% of the capital committed by such limited partners. The commitment period will terminate on March 31, 2010 unless terminated earlier by the general partner in accordance with the terms of the Partnership Agreements. Upon termination of the commitment period, the annual management fee will be reduced to 1% of the invested capital. No management fee or profit override is payable in respect of the capital committed by Greenhill.

     The Partnership Agreements also provide for the payment by the limited partners of certain expenses incurred by the general partner and for the indemnification of the general partner, its affiliates and their employees under certain circumstances.

     On February 16, 2005, Fund I transferred all of the shares of common stock of Global Signal Inc. owned by it to a new, wholly-owned subsidiary, GCP SPV1, LLC (the “Borrower”). The Borrower entered into a credit agreement, dated February 16, 2005, with Morgan Stanley Mortgage Capital, Inc., as administrative agent, and certain other lenders named therein. Under the terms of the credit agreement the Borrower borrowed $70 million, secured by 8,383,234 of the 8,422,194 shares of Global Signal Inc. common stock owned by it. Under the terms of a separate recourse agreement, the lenders will have recourse to Greenhill Capital Partners, LLC in the event of fraud or intentional or grossly negligent misrepresentations by the Borrower or the institution of insolvency proceedings by or against the Borrower, Greenhill Capital Partners LLC or Fund I. Proceeds from the loan were used to fund distributions to Fund I’s limited partners, which include executive officers of Greenhill.

Relationship with Barrow Street Capital

     Barrow Street Capital LLC, or Barrow Street Capital, is a real estate merchant banking firm founded in 1997. One of Barrow Street Capital's two managing principals is Robert F. Greenhill, Jr., son of Robert F. Greenhill, the Chairman and Chief Executive Officer of Greenhill. Barrow Street Capital's chairman is Peter C. Krause, and its investment committee is comprised of Robert F. Greenhill, Jr., Nicholas Chermayeff (the other managing principal of Barrow Street Capital), Robert F. Greenhill and Peter C. Krause. Messrs. Greenhill and Krause are each managing directors of Greenhill.

     In 1997, Greenhill, made a capital contribution of $225,000 to Barrow Street Capital's predecessor firm in exchange for a membership interest allocating to Greenhill 50% of the firm's net income or loss and entitling Greenhill to the certain veto rights. The remaining 50% economic interest is allocated to the two managing principals of Barrow Street Capital, who are also its other members. Greenhill's proportionate share of Barrow Street Capital's members' equity was $ 0, $561,857, and $229,321 as of December 31, 2004, 2003 and 2002, respectively, reflecting the initial investment plus cumulative gains and losses as of such dates, less cumulative distributions as of such dates. All gains and losses with respect to this investment were reflected on Greenhill's financial statements for the relevant periods. Barrow Street Capital purchased Greenhill's membership interest in Barrow Street Capital for an amount in cash equal to Greenhill's proportionate share of Barrow Street Capital's members' equity as of December 31, 2003.

     Barrow Street Capital uses, and reimburses us at cost for, a portion of our office space and other facilities. In 2004, 2003 and 2002, we billed Barrow Street Capital $321,203, $283,631 and $264,724, respectively, under these arrangements. In addition, the managing principals and employees of Barrow Street Capital participate in Greenhill's health care plans and pay the associated incremental premiums.

     From 1997 through 2002, Barrow Street Capital's revenues were not adequate to cover Barrow Street Capital's operating costs, including reimbursement to us for use of office space and health care insurance premiums. From time to time during that period, Greenhill provided financing to Barrow Street Capital, including to fund operating losses. Beginning in 2003, the management fees earned by Barrow Street Capital from Barrow Street Real Estate Fund II, or BSREF II, together with the management fees and profit overrides from Barrow Street Real Estate Fund, or BSREF, have been sufficient to cover all of the operating costs of Barrow Street Capital. In 2004, Barrow Street Capital repaid in full all amounts owing Greenhill and we do not intend to allow Barrow Street Capital to incur any indebtedness to us in the future. We bill Barrow Street Capital on a quarterly basis for operating costs payable to us. As of December 31, 2004, 2003 and 2002, Barrow Street Capital owed us $49, $234,148 and $660,427, respectively, in connection with these arrangements.

     Robert F. Greenhill, Jr. and Nicholas Chermayeff, the managing principals of Barrow Street Capital, were awarded restricted stock units representing 64,240 shares of common stock each in connection with the IPO. They receive no cash or other compensation from Greenhill.

      The Barrow Street Capital Real Estate Funds

     Barrow Street Capital initially invested directly in individual real estate transactions using equity funding provided by Greenhill's managing directors at that time. In 1999, Barrow Street Capital raised its first fund, BSREF, with $20 million of total committed equity capital, $5 million of which was provided by Greenhill's managing directors at that time and the rest of which was provided by unaffiliated outside investors. In 2002, Barrow Street Capital raised a second fund, BSREF II, with $110 million of committed equity capital, of which $14 million was provided by Greenhill's managing directors at that time and most of which was provided by a large U.S. pension fund. Barrow Street Capital is the general partner for BSREF and BSREF II. Greenhill made no investment in either fund, or in any of the investments that were made prior to raising the first fund.

     Barrow Street Capital intends to seek to establish new funds in the future. Greenhill intends to commit $5.0 million to Barrow Street Capital’s next fund, with its investment bearing no management fees or profit override. Certain of Greenhill's managing directors also intend to commit capital to such fund.. Greenhill’s investment would be made on the condition that it will be entitled to receive 25% of any profit overrides earned on the fund in which it invests. Greenhill's managing directors would receive no participation in profit overrides in that fund.

Use of Corporate Aircraft

     Through our wholly-owned subsidiary Greenhill Aviation Co., LLC, we own and operate an airplane that is used by our employees for transportation on business travel and by Robert F. Greenhill and his spouse for transportation on business and personal travel. We bear all costs of operating the aircraft, including the cost of maintaining air and ground crews. We have an aircraft expense policy in place that sets forth guidelines for personal and business use of the airplane. Expenses attributable to the personal use of the airplane by Mr. Greenhill and his spouse are included in his earnings as a taxable fringe benefit in accordance with federal income tax requirements. During the years 2004, 2003 and 2002, expenses of $63,237, $118,831, and $229,650, respectively, were attributable to Mr. Greenhill's personal use of the aircraft, and were consequently included in his earnings each year as a taxable fringe benefit. Effective in November of 2004, Mr. Greenhill will reimburse the company for the actual out of pocket costs associated with the operation of the company’s aircraft in connection with the personal use thereof by Mr. Greenhill. As of December 31, 2004, the company estimates that such actual costs (for November and December 2004) were approximately $ 35,000.

     In addition, employees of Greenhill from time to time use airplanes personally owned by Mr. Greenhill for business travel. In those instances, Mr. Greenhill invoices us for the travel expense on terms we believe are comparable to those we could secure from an independent third party. During the years 2004, 2003 and 2002, we paid $30,994, $10,176, and $184,660, respectively, to an entity controlled by Mr. Greenhill on account of such expenses.

Use of Hangar Space

     Riversville Aircraft Corporation, an entity controlled by Robert F. Greenhill, uses and reimburses us for a portion of the hangar space we lease at the Westchester County Airport. In 2004 and 2003, Riversville Aircraft Corporation paid us $46,800 and $23,400, respectively, in rent and related costs. Riversville Aircraft Corporation reimburses us for its use of a portion of the hangar space on terms we believe are comparable to those we could secure from an independent third party. During 2001, 2002 and part of 2003, Riversville Aircraft Corporation paid the owner of the hangar space directly for the portion of the hangar space that it used.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report

     The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing the integrity of the financial statements of Greenhill, compliance by Greenhill with legal and regulatory requirements, and the independence and performance of Greenhill’s internal and external auditors.

     The consolidated financial statements of Greenhill, Inc. for the year ended December 31, 2004, were audited by Ernst & Young LLP, independent auditors for Greenhill.

As part of its activities, the Committee has:

1.	Reviewed and discussed with management and the independent auditors the audited financial statements of Greenhill;

2.	Discussed with the independent auditors the matters required to be communicated under Statement on Auditing Standards No. 61 (Communications with Audit Committees);

3.	Received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

4.	Discussed with the independent auditors their independence.

     Management is responsible for Greenhill’s system of internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to Greenhill’s Board of Directors the inclusion of the audited consolidated financial statements in Greenhill’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Greenhill
 Stephen L. Key, Chairperson
John C. Danforth
Isabel V. Sawhill

Auditor Fees

     Ernst & Young LLP served as our principal auditors for 2004. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for fiscal years 2003 and 2004 as well as fees for the review of our interim consolidated financial statements for each quarter in fiscal years 2003 and 2004 and for all other services performed for fiscal years 2003 and 2004 by Ernst & Young LLP.

	2003	2004

Audit Fees	$101,998	$365,000
Audit Related Fees	–	585,000
Tax Fees	351,345	156,386
All Other Fees	24,613	4,189

     In addition, Ernst & Young LLP served as the auditors of Greenhill Capital Partners and received fees for audit, tax and other services rendered in 2003 and 2004 of $168,406and $199,900, respectively.

Auditor Services Pre-Approval Policy

     The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditors. In accordance with this policy, the Committee’s practice is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent auditors during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegate authority to grant such pre-approvals during the year to the chairperson of the Audit Committee.

ITEM 2 — RATIFICATION OF SELECTION OF AUDITORS

     The Audit Committee of our Board of Directors has selected Ernst & Young LLP to continue to serve as our independent auditors for the year ending December 31, 2005. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our stockholders on this appointment. If the selection is not ratified, our Audit Committee will reconsider its selection.

     Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

     The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditors of Greenhill and our subsidiaries for the year ending December 31, 2005. Proxies will be voted FOR ratifying this selection unless otherwise specified.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

     In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2006 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 300 Park Avenue, New York, New York 10022, Attention: Secretary, on or before December 20, 2005. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

AVAILABLE INFORMATION

     Our 2004 Annual Report to Stockholders and our Form 10-K, including financial statements for the year ended December 31, 2004, accompany this proxy statement. Stockholders who wish to obtain an additional copy of our Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2004 or a copy of any of the charters of our Audit Committee, Compensation Committee or Nominating and Governance Committee, our Corporate Governance Guidelines or Code of Business Conduct and Ethics, may do so without charge by viewing these documents on our Web site at www.greenhill-co.com or by writing to Greenhill, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022.

OTHER MATTERS

     We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Greenhill.

Secretary

APPENDIX A

GREENHILL & CO., INC.
A Delaware corporation
(the “Company”)

Audit Committee Charter
Adopted May 4, 2004

Purpose

      The Audit Committee is created by the Board of Directors of the Company to:

  assist the Board in its oversight of

    the integrity of the financial statements of the Company;

    the qualifications, independence and performance of the Company’s independent auditor;

    the performance of the Company’s internal audit function; and

    compliance by the Company with legal and regulatory requirements; and

  prepare the Audit Committee report that the Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Membership

     The Audit Committee shall consist of at least three members, comprised solely of independent directors meeting the independence and experience requirements of the New York Stock Exchange. The Nominating and Corporate Governance Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board and may be removed by the Board at any time. The Nominating and Corporate Governance Committee shall recommend to the Board, and the Board shall designate, the Chairman of the Audit Committee.

Responsibilities

     In addition to any other responsibilities which may be assigned from time to time by the Board, the Audit Committee is responsible for the following matters.

     Independent Auditors

  The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (subject, if applicable, to shareholder ratification). Each such accounting firm shall report directly to the Audit Committee.

  The Audit Committee shall pre-approve the audit services and non-audit services to be provided by the Company’s independent auditor before the auditor is engaged to render such services. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

  The Audit Committee shall review and approve the scope and staffing of the independent auditor’s annual audit plan(s).

  The Audit Committee shall evaluate the independent auditor’s qualifications, performance and independence, and shall present its conclusions with respect to the independent auditor to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall:

    obtain and review a report or reports from the Company’s independent auditor:

      describing the independent auditor’s internal quality-control procedures;

      describing any material issues raised by (i) the most recent internal quality-control review, or peer review, of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

      describing all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1; and

      assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

    review and evaluate the senior members of the independent auditor team(s), particularly the partners on the audit engagement teams;

    consider whether the audit engagement team partners should be rotated more frequently than is required by law, so as to assure continuing auditor independence;

    consider whether the independent auditor should be rotated, so as to assure continuing auditor independence; and

    obtain the opinion of management and the internal auditors of the independent auditor’s performance.

  The Audit Committee shall establish policies for the Company’s hiring of current or former employees of the independent auditor.

Internal Auditors

  At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditor.

  At least annually, the Audit Committee shall evaluate the performance of the senior officer or officers responsible for the internal audit function of the Company, and make recommendations to the Board and management regarding the responsibilities, retention or termination of such officer or officers.

      Financial Statements; Disclosure and Other Risk Management and Compliance Matters

  As appropriate, the Audit Committee shall review with management, the internal auditors and the independent auditor, in separate meetings if the Audit Committee deems it necessary:

    the annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-K;

    the quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-Q;

    any analyses or other written communications prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

    the critical accounting policies and practices of the Company;

    related-party transactions and off-balance sheet transactions and structures;

    any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and

    the effect of regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings).

  The Audit Committee shall review, in conjunction with management, the Company’s policies generally with respect to the Company’s earnings press releases and with respect to financial information and earnings guidance provided to analysts and rating agencies, including in each case the type of information to be disclosed and type of presentation to be made and paying particular attention to the use of non-GAAP financial information.

  The Chairman of the Audit Committee may review any of the Company’s financial information and earnings guidance provided to analysts and ratings agencies and any of the Company’s other financial disclosure, such as earnings press releases, as the Chairman deems appropriate.

  The Audit Committee shall, in conjunction with the CEO and CFO of the Company, review the Company’s disclosure controls and procedures and internal control over financial reporting. The review of internal control over financial reporting shall include whether there are any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to affect the Company’s ability to record, process, summarize and report financial information and any fraud involving management or other employees with a significant role in internal control over financial reporting.

  The Audit Committee shall review and discuss with the independent auditor any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the auditor pursuant to Statement on Auditing Standards No. 61, as amended, such as:

    any restrictions on the scope of the independent auditor’s activities or on access to requested information;

    any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise);

    any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement;

    any management or internal control letter issued, or proposed to be issued, by the auditor; and

    any significant disagreements between management and the independent auditor.
  In connection with its oversight responsibilities, the Audit Committee shall be directly responsible for the resolution of disagreements between management and any auditor regarding the Company’s financial reporting.

  The Audit Committee shall review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

  The Audit Committee shall establish procedures for:

    the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  The Audit Committee shall review any complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

  The Audit Committee shall prepare the Audit Committee report that the Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Reporting to the Board

  The Audit Committee shall report to the Board periodically. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the independence and performance of the Company’s independent auditor, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board.

  At least annually, the Audit Committee shall evaluate its own performance and report to the Board on such evaluation.

  The Audit Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board.

Authority

     The Audit Committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisors and may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to meet with any members of, or advisors to, the Audit Committee.

     The Audit Committee shall have available appropriate funding from the Company as determined by the Audit Committee for payment of:

  compensation to any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

  compensation to any advisers employed by the Audit Committee; and

  ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

     The Audit Committee may delegate its authority to subcommittees or the Chairman of the Audit Committee when it deems appropriate and in the best interests of the Company.

Procedures

     The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. The Chairman of the Audit Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter.

     The Audit Committee shall meet separately, periodically, with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditor.

Limitations Inherent in the Audit Committee’s Role

     It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP and applicable rules and regulations. This is the responsibility of management and the independent auditor. Furthermore, while the Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.